Exhibit 99.01

Keynote Systems, Inc.

STATEMENTS OF OPERATIONS, CONSOLIDATED

(In thousands, except per share data)	Three months ended September 30,		Year ended September 30,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
Revenue:
Subscription services	$8,311	$8,944	$34,180	$43,428
Consulting and support services	1,357	571	3,760	2,201

Total revenue	9,668	9,515	37,940	45,629
Expenses:
Costs of subscription services	2,595	3,759	11,565	13,388
Costs of consulting and support services	777	748	3,408	2,971
Research and development	2,008	1,856	8,428	7,256
Sales and marketing	4,775	5,048	19,209	21,626
Operations	1,768	2,183	7,804	7,722
General and administrative	2,004	1,783	8,137	7,048
Restructuring costs	—	—	—	271
Excess facility costs	—	11,012	—	11,012
Property impairment charge	52,028	—	52,028	—
Acquisition-related charges, impairment and amortization of intangible assets, and stock-based compensation	524	512	1,727	48,418

Total expenses	66,479	26,901	112,306	119,712

Loss from operations	(56,811)	(17,386)	(74,366)	(74,083)
Interest income, net	2,935	3,704	11,999	18,282

Loss before provision for income taxes and the cumulative effect of a change in accounting principle	(53,876)	(13,682)	(62,367)	(55,801)
Provision for income taxes	—	150	—	600

Net loss before cumulative effect of a change in accounting principle	(53,876)	(13,832)	(62,367)	(56,401)
Cumulative effect of a change in accounting principle	—	—	(3,160)	—

Net loss	$(53,876)	$(13,832)	$(65,527)	$(56,401)

Net loss per share:
Basic and diluted	$(1.93)	$(0.50)	$(2.35)	$(2.04)
Weighted average common shares outstanding used:
Basic and diluted	27,896	27,864	27,864	27,713

Keynote Systems, Inc.

BALANCE SHEETS, CONSOLIDATED

(In thousands)	September 30 , 2002	September 30, 2001
Assets
Current assets:
Cash and short-term investments	$239,287	$254,193
Accounts receivable, net	4,820	7,862
Prepaid and other current assets	1,272	2,152

Total current assets	245,379	264,207
Restricted cash	—	85,000
Property and equipment, net	37,468	17,208
Goodwill and other intangible assets	2,934	4,497
Other assets	—	1,752

Total assets	$285,781	$372,664

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of notes payable and capital lease obligation	$—	$830
Accounts payable	1,014	2,385
Accrued expenses	8,191	10,626
Accrued excess facility costs	—	10,303
Deferred revenue	5,121	5,401

Total current liabilities	14,326	29,545

Total liabilities	14,326	29,545
Stockholders’ equity:
Common stock	28	28
Treasury stock	(6,988)	(1,086)
Additional paid-in capital	413,684	413,966
Deferred compensation	(31)	(452)
Accumulated deficit	(137,333)	(71,804)
Accumulated other comprehensive income	2,095	2,467

Total stockholders’ equity	271,455	343,119

Total liabilities and stockholders’ equity	$285,781	$372,664